Exhibit 99.1

	Date:	November 30, 2006
For Immediate Release	NASDAQ Symbol:	PFDC
	Contact:	Maurice F. Winkler, III
	Phone:	260-925-2500

Peoples Bancorp Reports Earnings

Peoples Bancorp reported net income for the fiscal year ended September 30, 2006, of $3,252,406 verses the previous year’s income of $4,129,607. Fiscal 2006 earnings per diluted share were $0.98 per share compared to $1.22 per share for the year ended September 30, 2005.

Maurice F Winkler, III, President of Peoples Bancorp, stated “Although these results are below the earnings from last year, they were achieved in an uncertain environment. The year was marked with increasing unemployment rates, unsettled interest rates, a flat yield curve, and a slowing economy. The fact that Peoples Bancorp was able to achieve these results during this challenging period is a testament to our dedicated staff, who work for our shareholders and customers every day.”

Peoples recorded some notable improvements during 2006. Despite the slow down in the local real estate market, Peoples was able to increase the loan portfolio to 371 million, an increase of over 15 million from fiscal 2005. Despite the increase in loans, non-accrual loan fell from $1,042,000 at September 30, 2005 to $565,000 at September 30, 2006.

Deposits also increased during the year. At September 30, 2006, deposits totaled 376 million, an increase of over 15 million from fiscal 2005.

On September 30, 2006, stockholders equity was $62,775,216 with a capital to assets ratio of 12.52% and a book value of $19.57. Peoples had 3,206,969 shares of stock outstanding as of September 30, 2006. The closing price of Peoples Bancorp stock as of November 29, 2006, was $19.70 per share as listed on the NASDAQ National Marketing System under the symbol PFDC.

Peoples Bancorp, through its Indiana subsidiary, Peoples Federal Savings Bank, operates nine full-service offices located in Auburn, Avilla, LaGrange, Garrett, Kendallville, Waterloo, Topeka, and two in Columbia City, Indiana. Peoples Bancorp’s Michigan subsidiary, First Savings Bank, operates six full service offices located in Three Rivers (two offices), Schoolcraft, and Union in Michigan, and Howe and Middlebury in Indiana.

SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

	September 30
	2006	2005	2004
Financial Condition Data:
Total assets	$501,353,713	$488,617,542	$491,445,300
Loans receivable including loans held for sale, net	371,662,679	355,854,443	360,454,908
Investments and other interest-earning assets	103,824,113	106,786,121	109,254,698
Deposits	375,848,729	360,243,356	370,824,854
Borrowed funds	59,672,791	60,131,225	53,421,460
Stockholders' equity	62,775,216	65,184,382	64,991,560

	For Year Ended September 30
	2006	2005	2004
Operating Data:
Interest income	$28,310,432	$26,949,339	$26,866,634
Interest expense	12,927,583	10,463,071	10,335,942
Net interest income	15,382,849	16,486,268	16,530,692
Provision for losses on loans	56,065	67,144	40,374
Net interest income after provision for losses on loans	15,326,784	16,419,124	16,490,318
Other income	2,285,030	2,033,744	1,646,944
Other expenses	12,822,056	12,134,978	11,411,108
Income before income taxes	4,789,758	6,317,890	6,726,154
Income tax expense	1,537,352	2,188,283	1,991,957
Net income	$3,252,406	$4,129,607	$4,734,197

Basic earnings per share	$0.99	$1.23	$1.40

Diluted earnings per share	$0.98	$1.22	$1.39

Dividends per common share	$0.76	$0.73	$0.69

Other Data:
Average yield on interest-earning assets	5.99%	5.74%	5.68%
Average cost of interest-bearing liabilities	3.09	2.44	2.39
Interest rate spread	2.90%	3.30%	3.29%

Number of full service banking offices	15	15	15
Return on assets (net income divided by average total assets)	0.65%	0.84%	0.95%
Return on equity (net income divided by average total equity)	5.06%	6.31%	7.41%
Dividend payout ratio (dividends per common share divided by basic net income per common share)	76.77%	59.34%	49.29%
Equity to assets ratio (average total equity divided by average total assets)	12.90%	13.25%	12.87%